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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                AMENDMENT No. 2
                                      to
                                  SCHEDULE TO
                                 (Rule 13e-4)
           Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
                    of the Securities Exchange Act of 1934

                               -----------------

                                INFOSPACE, INC.
        (Name of Subject Company (Issuer) and Filing Person (Offeror))

                               -----------------

     Options to Purchase Common Stock, Par Value $0.0001 Per Share, Having
                 an Exercise Price of $3.00 or More Per Share
                        (Title of Class of Securities)

                               -----------------

                                  45678T 10 2
                     (CUSIP Number of Class of Securities)
                           (Underlying Common Stock)

                               -----------------

                              John M. Hall, Esq.
                   Senior Vice President and General Counsel
                                InfoSpace, Inc.
601 108/th/ Avenue, N.E., Suite 1200, Bellevue, Washington 98004, (425) 201-6100
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

                               -----------------

                                  Copies to:

                            Jeffrey D. Saper, Esq.
                              Jack Helfand, Esq.
                       Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
        650 Page Mill Road, Palo Alto, California 94304, (650) 493-9300

                           CALCULATION OF FILING FEE

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              Transaction Valuation(1)    Amount of Filing Fee
              ----------------------------------------------------
                   $82,190,780.12              $16,438.16
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(1) Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 49,216,036 shares of common stock of InfoSpace, Inc. having an aggregate value of $82,190,780.12 as of October 26, 2001 (based on the market value of the underlying common stock) will be exchanged pursuant to this offer. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.
[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   Amount Previously Paid: $16,438.16                  Filing Party: InfoSpace, Inc.
   Form or Registration No.: Schedule TO                Date Filed: October 29, 2001

[_] Check box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
   Check the appropriate boxes below to designate any transactions to which the statement relates:
   [_] third party tender offer subject to Rule 14d-1.
   [X] issuer tender offer subject to Rule 13e-4.
   [_] going-private transaction subject to Rule 13e-3.
   [_] amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer. [_]

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

                            INTRODUCTORY STATEMENT

   This Amendment No. 2 amends and supplements the Tender Offer Statement on Schedule TO filed by InfoSpace, Inc. with the Securities and Exchange Commission on October 29, 2001 (the "Schedule TO"), relating to our offer to Eligible Employees to exchange options to purchase shares of our common stock granted under our Restated 1996 Flexible Stock Incentive Plan and our 2001 Nonstatutory Stock Option Plan for restricted shares of our common stock upon the terms and subject to the conditions described in the Offer to Exchange dated October 29, 2001, and the related letter from Naveen Jain dated October 29, 2001, the Election Form, and the Notice to Withdraw from the Offer (which together constitute the "Offer").

   The Offer to Exchange, attached to the Schedule TO as Exhibit (a)(1), is hereby amended and restated to include the following revisions: (i) Section 4 is amended to clarify that if we grant a waiver it will be granted to all Eligible Employees and tenders of options; (ii) Section 7 is amended to clarify that we may terminate or amend the offer upon the occurrence of certain events prior to the Expiration Date rather than the Cancellation Date; (iii) Section 7 is amended to clarify the meaning of the contemplated benefits of the offer to the Company and to explain what might impair such benefits to the Company; (iv)
Section 12 is amended to disclose the number and percentage of the securities that are beneficially owned by each executive officer, director and person controlling the corporation, as required by Item 1008(a) of Regulation M-A, as of November 16, 2001; and (vi) Section 12 is amended to disclose the intention to tender of our directors and executive officers.

   This Amendment No. 2 is filed in satisfaction of the reporting requirements of Rule 13e-4(c)(3) promulgated under the Securities Exchange Act of 1934, as amended.

Item 12. Exhibits.

(a) (1)  Offer to Exchange, dated October 29, 2001.

    (2)  Form of Letter to Eligible Employees.*

    (3)  Form of Schedule to Letter to Eligible Employees.*

    (4)  Form of Election Form.*

    (5)  Form of Notice to Withdraw from the Offer.*

    (6)  Form of Notice to Tendering Employees.*

    (7)  Restricted Stock Exchange Offer; Frequently Asked Questions.*

    (8)  Form of E-Mail Reminder to Employees.*

    (9)  Form of Irrevocable Standing Order to Sell Shares.*

    (10) Form of Press Release Announcing the Tender Offer.*

    (11) InfoSpace, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001, and incorporated herein by reference.

    (12) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001, and incorporated herein by reference.

    (13) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2001, filed with the Securities and Exchange Commission on August 13, 2001, and incorporated herein by reference.

    (14) Power Point Presentation of Basic Terms of Exchange Offer to Employees.*


(b) Not applicable.

(d) (1)  InfoSpace, Inc. 2001 Nonstatutory Stock Option Plan.*

    (2)  InfoSpace, Inc. 2001 Nonstatutory Stock Option Plan Prospectus.*

    (3)  InfoSpace, Inc. 2001 Nonstatutory Stock Option Plan Form of Restricted Stock Agreement.*

    (4)  InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan, which is incorporated herein by reference to the Registration Statement on Form S-1 (No. 333-93167) filed by the Company on July 12,
         2000.

    (5)  Go2Net, Inc. 2000 Stock Option Plan, which is incorporated herein by reference to the
         Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13,
         2000.

    (6)  Go2Net, Inc. 1996 Stock Option Plan, which is incorporated herein by reference to the
         Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13,
         2000.

    (7)  Silicon Investor, Inc. 1996 Stock Plan, which is incorporated herein by reference to the
         Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13,
         2000.

    (8)  WEB21 Stock Option Plan, which is incorporated herein by reference to the Registration
         Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

    (9)  Authorize.Net Corporation 1999 Stock Incentive Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

    (10) IQC Corporation Option to Purchase Common Stock, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

    (11) SaveSmart, Inc. 1997 Equity Incentive Plan, which is incorporated herein by reference to the
         Registration Statement on Form S-8 (No. 333-37252) filed by the Company on May 17, 2000.

    (12) Saraide.com Inc. 1998 Equity Incentive Plan, which is incorporated herein by reference to the
         Registration Statement on Form S-8 (No. 333-37252) filed by the Company on May 17, 2000.

    (13) INEX Corporation Share Option Plan, which is incorporated herein by reference to the
         Registration Statement on Form S-8 (No. 333-90815) filed by the Company on November 12,
         1999.

    (14) InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-81593) filed by the Company on June 25, 1999.

(g) Not applicable.

(h) Not applicable.

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* Previously filed.

                                   SIGNATURE

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

                                          INFOSPACE, INC.

                                          /s/ EDMUND O. BELSHEIM
                                          _____________________________________
                                          Edmund O. Belsheim
                                          President and Chief Operating Officer

Date: November 16, 2001

                               INDEX TO EXHIBITS

Exhibit
Number                                               Description
------                                               -----------

(a)(1)  Offer to Exchange, dated October 29, 2001.

(a)(2)  Form of Letter to Eligible Employees.*

(a)(3)  Form of Schedule to Letter to Eligible Employees.*

(a)(4)  Form of Election Form.*

(a)(5)  Form of Notice to Withdraw from the Offer.*

(a)(6)  Form of Notice to Tendering Employees.*

(a)(7)  Restricted Stock Exchange Offer; Frequently Asked Questions.*

(a)(8)  Form of E-Mail Reminder to Employees.*

(a)(9)  Form of Irrevocable Standing Order to Sell Shares.*

(a)(10) Form of Press Release Announcing the Tender Offer.*

(a)(11) InfoSpace, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001, and incorporated herein by reference.

(a)(12) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001, and incorporated herein by reference.

(a)(13) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2001, filed with the Securities and Exchange Commission on August 13, 2001, and incorporated herein by reference.

(a)(14) Power Point Presentation of Basic Terms of Exchange Offer to Employees.*

(d)(1)  InfoSpace, Inc. 2001 Nonstatutory Stock Option Plan.*

(d)(2)  InfoSpace, Inc. 2001 Nonstatutory Stock Option Plan Prospectus.*

(d)(3)  InfoSpace, Inc. 2001 Nonstatutory Stock Option Plan Form of Restricted Stock Agreement.*

(d)(4)  InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan, which is incorporated herein by reference to the
        Registration Statement on Form S-1 (No. 333-93167) filed by the Company on July 12, 2000.

(d)(5)  Go2Net, Inc. 2000 Stock Option Plan, which is incorporated herein by reference to the Registration
        Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(6)  Go2Net, Inc. 1996 Stock Option Plan, which is incorporated herein by reference to the Registration
        Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(7)  Silicon Investor, Inc. 1996 Stock Plan, which is incorporated herein by reference to the Registration
        Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

Exhibit
Number                                               Description
------                                               -----------
 (d)(8)   WEB21 Stock Option Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

 (d)(9)   Authorize.Net Corporation 1999 Stock Incentive Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(10)   IQC Corporation Option to Purchase Common Stock, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(11)   SaveSmart, Inc. 1997 Equity Incentive Plan, which is incorporated herein by reference to the
          Registration Statement on Form S-8 (No. 333-37252) filed by the Company on May 17, 2000.

(d)(12)   Saraide.com Inc. 1998 Equity Incentive Plan, which is incorporated herein by reference to the
          Registration Statement on Form S-8 (No. 333-37252) filed by the Company on May 17, 2000.

(d)(13)   INEX Corporation Share Option Plan, which is incorporated herein by reference to the Registration
          Statement on Form S-8 (No. 333-90815) filed by the Company on November 12, 1999.

(d)(14)   InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-81593) filed by the Company on
          June 25, 1999.

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* Previously filed.